UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2009

MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6707 Democracy Boulevard, Suite 505, Bethesda, MD		20817
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (240) 752-1420

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2009, Micromet, Inc., through its wholly-owned subsidiary Micromet AG (collectively, the “Company”), and sanofi-aventis (“Sanofi”) entered into a collaboration and license agreement (the “Agreement”) under which the two companies will collaborate on the development of a new BiTE® antibody targeting solid tumors.

Under the terms of the Agreement, the Company will be responsible for generating and developing the BiTE antibody through the completion of phase 1 clinical trials, at which point Sanofi will assume full control of the development and commercialization of the product candidate on a worldwide basis.  The Company will receive an upfront payment of €8 million and is eligible to receive payments upon the achievement of development milestones of up to €162 million and sales milestones of up to €150 million, and up to a low double-digit royalty on worldwide net sales of the product. In addition, Sanofi will bear the cost of development activities and will reimburse the Company for its expenses incurred in connection with the development program.  A portion of the upfront payment in the amount of €2.75 million will be credited towards the reimbursement of FTEs allocated by the Company to the performance of the development program.  After the second anniversary of the execution of the Agreement and at certain specified time points thereafter, Sanofi may terminate the Agreement at will upon ninety days prior notice.  In addition, Sanofi may terminate the Agreement at any time after the completion of the first phase 2 clinical trial upon 180 days prior notice.  In addition, the Agreement may be terminated by either party for material breach.

The foregoing description of the Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement.  The Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009.

Item 8.01. Other Events.

On October 29, 2009, the Company issued a press release announcing the Company’s entry into the Agreement with Sanofi, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: November 3, 2009	By:	/s/ Matthias Alder
	Name:	Matthias Alder
	Title:	Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 29, 2009.